June 8, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Nomura Asset Strategy Fund, Nomura Balanced Fund, Nomura Climate Solutions Fund, Nomura Natural Resources Fund, Nomura Real Estate Securities Fund, Nomura Science and Technology Fund, Nomura Core Equity Fund, Nomura Global Bond Fund, Nomura Global Growth Fund, Nomura High Income Fund, Nomura International Core Equity Fund, Nomura Large Cap Growth Fund, Nomura Mid Cap Growth Fund, Nomura Mid Cap Income Opportunities Fund, Nomura Small Cap Growth Fund, Nomura Smid Cap Core Fund, and Nomura Systematic Emerging Markets Equity Fund (the “Funds”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 1 and Item 8 of Form N-CSR of the Funds dated June 8, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

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